Overstock Acquires Bed Bath & Beyond Brand and Other Intellectual Property

•Acquired iconic brand with high consumer awareness, vast customer database, and website domains among other intellectual property
•Combining Overstock’s asset-light business model with the well-known Bed Bath & Beyond brand
•Transitioning to single Bed Bath & Beyond domain for quality home products
•Re-branding Overstock Club O loyalty program as Welcome Rewards

SALT LAKE CITY – June 28, 2023 – Overstock.com, Inc. (NASDAQ:OSTK), a leading online furniture and home furnishings retailer, today announced the consummation of its acquisition of certain intellectual property assets of the Bed Bath & Beyond banner from Bed Bath & Beyond, Inc. under a Bankruptcy Court supervised process. Overstock is hosting a conference call tomorrow, June 29, 2023 at 8.30 a.m. ET, to discuss the transaction.

“This acquisition is a significant and transformative step for us,” said Overstock CEO, Jonathan Johnson. “Bed Bath & Beyond is an iconic consumer brand well-known in the home retail marketplace. The combination of our winning asset-light business model and the high awareness and loyalty of the Bed Bath & Beyond brand will improve the customer experience and position the Company for accelerated market share growth.”

Overstock is a leading on-line retailer of indoor and outdoor furniture, home décor, and area rugs, among other home furnishings products. Customers of Bed Bath & Beyond will be able to access the vast and growing assortment Overstock offers, along with the kitchen, bedding, and bath-related products for which Bed Bath & Beyond has been a destination for over 30 years.

Brand Integration

Within the next week, Overstock plans to re-launch the Bed Bath & Beyond domain in Canada, followed weeks later by the re-launch of a refreshed website, mobile app, and loyalty program in the United States. New and existing customers of both Overstock and Bed Bath & Beyond will experience a single online shopping destination -- bedbathandbeyond.ca in Canada and bedbathandbeyond.com in the U.S. -- for millions of quality furniture and home furnishings products available at affordable price points for every budget.

Overstock is re-branding its Club O loyalty program as Welcome Rewards. The newly branded Welcome Rewards program will continue to offer 5% reward dollars for all purchases that can be fully redeemed in subsequent transactions.

“Combining the strengths of the Overstock operational model and the Bed Bath & Beyond brand will create a powerful synergy,” Johnson said. “I’m excited for consumers to experience the new Bed Bath and an even bigger and better Beyond.”

Transaction Details

The Bed Bath & Beyond assets acquired include website and domain names, trademarks, tradenames, patents, customer database, loyalty program data and other brand assets related to the Bed Bath & Beyond banner. The U.S. Bankruptcy Court for the District of New Jersey approved Overstock’s winning bid at a sale hearing on June 27, 2023.

The transaction excludes any asset associated with the brick & mortar business of Bed Bath & Beyond, Inc. including store leases, inventory, warehousing, and logistics infrastructure. The buybuy Baby and Harmon banners and their assets formerly operated by Bed Bath & Beyond, Inc. are also excluded from the transaction.

Pursuant to Overstock’s winning bid and asset purchase agreement, the Company purchased the assets for $21.5 million, funded entirely with cash on hand. As previously disclosed, the Company had $374.7 million in cash and cash equivalents at the end of March 31, 2023.

Legal advisors to Overstock on the transaction were Wachtell, Lipton, Rosen & Katz, and financial advisors were Guggenheim Securities, LLC. Overstock has engaged Bain & Co. and Redscout to provide brand integration management services.

Webcast and Replay Information

Overstock will hold a conference call to discuss the transaction on Thursday June 29, 2023 at 8.30 a.m. ET. Interested parties can register and access the webcast at http://investors.overstock.com/. To participate in the conference call via telephone, please pre-register at http://investors.overstock.com/. Registrants will receive dial-in information and a unique PIN to access the live call.

A replay of the conference call will be available at http://investors.overstock.com/ two hours after the live call has ended.

Second Quarter 2023 Performance Preliminary Update

Overstock is providing select preliminary second quarter 2023 financial information.

2Q 2023 quarter to date, revenue is estimated to have declined in the low-20% range compared to 2Q 2022. The promotional and marketing environment has remained highly competitive due to the weak consumer sentiment within a challenging economic backdrop and changes in consumer spending preferences. While this has put pressure on profitability, we continue to expect to deliver positive adjusted EBITDA for 2Q 2023.

We will not be providing any additional details or taking any questions related to the second quarter 2023 preliminary performance update on the conference call.

About Overstock
Overstock.com, Inc. (NASDAQ:OSTK) is an online furniture and home furnishings retailer and technology-focused innovator based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new home products at low prices, including furniture, décor, area rugs, bedding and bath, home improvement, and more. The online shopping site features millions of products that tens of millions of customers visit each month. Overstock regularly posts information about the Company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

O, Overstock.com, O.com, and Club O are registered trademarks of Overstock.com, Inc. Overstock and Making Dream Homes Come True are trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding the intellectual property transaction, expected consequences thereof, and other related topics to be discussed, as well as our preliminary second quarter 2023 performance. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 24, 2023, Form 10-Q for the fiscal year ended March 31, 2023, which was filed with the SEC on May 2, 2023 and in our subsequent filings with the SEC, which factors are incorporated herein by reference and the following factors: the possibility that the anticipated benefits of the intellectual property transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the acquired assets or launch of the brand integration.

Contacts
Investor Relations: Lavesh Hemnani ir@overstock.com	Media Relations: Sara Factor pr@overstock.com